Exhibit 10.47

AGREEMENT

This Agreement is entered into by and between Mercury Interactive Corporation (“Mercury”) and Amnon Landan (“Landan”), the Chief Executive Officer of Mercury.

In consideration of the covenants undertaken and contained herein, the adequacy of which is herein acknowledged, the parties agree as follows:

1. In accordance with Paragraph 11(B) of the Employment Agreement dated February 11, 2005 (“Employment Agreement”), Landan hereby gives notice of the termination of his employment under the Employment Agreement, with the resignation to become effective in sixty days. In accordance with the Employment Agreement, Landan will remain as an employee of Mercury and cooperate in the management transition during the sixty-day notice period. In addition, Landan hereby resigns effective November 1, 2005 from any and all positions he holds with Mercury, including his position as a member of the Board of Directors of Mercury or any Mercury subsidiary.

2. Mercury shall pay to Landan his unpaid base salary as amounts provided for in Paragraph 11(E) of the Employment Agreement. Any accrued and unused vacation benefits or bonus to which he may be entitled under Paragraph 11(E) shall be dealt with as provided below.

3. Both Landan and Mercury reserve all rights under the Employment Agreement.

4. Mercury will not consider Landan’s resignation to be a resignation within the meaning of Paragraph 11(E) of the Employment Agreement or for any other purpose relating to the Employment Agreement.

5. The Special Committee of the Mercury Board of Directors will determine by May 15, 2006 whether Landan should be treated as having been terminated for cause under the Employment Agreement. None of the periods of time set forth in the Employment Agreement within which events must occur or actions must be taken shall begin to run until the Special

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Committee determines whether Landan should be considered to have been terminated for cause. No statutes of limitations on any claims Landan or Mercury may have under the Employment Agreement shall begin to run until the Special Committee determines whether Landan should be considered to have been terminated for cause. If the Special Committee determines that Landan should be considered to have been terminated for cause, that determination will have the same effect under the Employment Agreement as if Landan had been terminated for cause ab initio.

6. Any benefits to which Landan may be due under Part Four of the Employment Agreement shall not become due until ten days after the Special Committee determines whether Landan should be considered to have been terminated for cause. In no event, however, shall any payment or benefit to which Landan may be entitled under Paragraphs 15(a) through 15(e) of the Employment Agreement be paid or provided to him until the end of the six-month period measured from the date of termination of his employment.

7. Landan waives his right to notice of any termination for cause under Paragraph 11(A) of the Employment Agreement.

8. Landan’s resignation under this Agreement will not affect any advancement of fees or indemnification to which he otherwise would be entitled under applicable state law, under the Articles of Incorporation and Bylaws of Mercury, and under any agreement with Mercury, including the Employment Agreement.

9. Landan and the Special Committee will attempt to reach agreement on an amount to be paid or repaid to Mercury by Landan in connection with his stock options or otherwise. If such amount cannot be determined by agreement between the Special Committee and Landan within 30 days of the execution of this Agreement, the amount will be determined through an arbitration before JAMS, as set forth below. Any payment by Landan with respect to options previously exercised will be made to Mercury within 10 days of any agreement between the Special Committee and Landan or decision of the arbitrator.

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10. If the amount of any vacation pay or bonus due to Landan in connection with his resignation cannot be reached by agreement between the Special Committee and Landan within 30 days of the execution of this Agreement, the amount will be determined through an arbitration before JAMS, as set forth below.

11. Nothing contained in this Agreement shall be deemed as an admission by any party.

12. This Agreement shall not be deemed to constitute a waiver of any rights, claims or defenses of any of the parties to this Agreement. This Agreement does not constitute a release of any claims that either party may have against the other, other than Mercury’s right to recover from Landan any amounts paid or repaid in accordance with Paragraph 9 above.

13. This Agreement can be modified only in writing signed by the parties. The Agreement shall constitute the entire understanding between the parties concerning the subject matter of this Agreement and supersedes and replaces all prior negotiations, proposed agreements, and agreements, written or oral, relating to this subject.

14. Both parties agree to cooperate with the other in taking any steps required to finalize this Agreement.

15. Both parties have cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

16. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute one instrument.

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17. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

18. To the fullest extent allowed by law, any controversy or claim arising out of or relating to this Agreement shall be settled by binding and non-appealable arbitration conducted in San Francisco, California, by an arbitrator selected in accordance with the procedure set forth below. Landan and Mercury shall initially confer and attempt to reach agreement on the individual to be appointed as the arbitrator from the panel of arbitrators maintained by the JAMS office in San Francisco, California. If no agreement is reached, Landan and Mercury shall request from JAMS a list of five retired judges affiliated with JAMS. Landan and Mercury shall each alternately strike names from such list until only one name remains, and such person shall thereby be selected as the arbitrator. Except as otherwise provided for herein, such arbitration shall be conducted in conformity with the procedures specified in the California Arbitration Act (Cal. C.C.P. Sections 1280 et seq.). The arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 or any other discovery required by law in arbitration proceedings. Also, to the extent that anything in this Agreement conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards.

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Mercury and Landan will share equally the arbitrator’s fees and any other expense of conducting the arbitration. Each party will pay its own attorneys’ fees and costs, except that the prevailing party will be entitled to reimbursement from the opposing party or parties of its reasonable fees (including attorneys’ fees) and expenses he or it may incur in connection with such arbitration. Any final decision of the arbitrator so chosen may be enforced by a court of competent jurisdiction.

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I have read the foregoing Agreement, and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

MERCURY INTERACTIVE CORPORATION

By:	/s/ Clyde Ostler
Title:	Special Committee Chairman

Dated: 11/1/05

AMNON LANDAN

By:	/s/ Amnon Landan
Dated: 11/1/05

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